Exhibit 99.1

Connecticut Water Service, Inc. 93 West Main Street Clinton, Connecticut 06413-1600
Mid-Year Report September 2011

Dear Shareholders:

I am pleased to inform you that on August 4, 2011, your Board of Directors increased the annual dividend rate on common shares by two cents to 95 cents per share, which is 2.2% above the current cash dividend. Over the past three years, the Company’s dividend has increased nearly 6.7%. Connecticut Water has raised its dividend payment in each of the last 42 years, and it has paid a dividend without interruption or reduction in every quarter since its founding 55 years ago. The Company knows that consistent dividend growth is important to its shareholders. It also allows us to attract capital in a very competitive market. That is why we are so proud of our dividend history.

For the first six month period ending June 30, 2011, we reported earnings of 67 cents per share, compared to 40 cents per share reported for the comparable period of 2010. Total revenue increased $3.6 million to $36.3 million from $32.7 million in 2010. The higher revenues are largely a result of the 12.7% rate increase that went into effect in July 2010. Our team has done great work on cost containment and expense control. In the first six months of 2011, our operations and maintenance expenses dropped 1.6%, or $254,000, to $15.8 million.

On July 27, 2011, the Company entered into an agreement to purchase Aqua Maine, Inc., a subsidiary of Aqua America, Inc. As a result of this transaction, we will grow our customer base by 16,000 customers, or approximately 18%. The transaction will give Connecticut Water a greater presence in New England and a platform to grow throughout the northeast region. Aqua Maine owns 11 water systems in Maine and serves about 48,000 people in 17 communities across the state. Aqua Maine is well run and has a very capable management team that will continue to lead their operations. Once the acquisition is completed, Connecticut Water will serve approximately 106,000 customers, or a population of about 350,000 people, in the New England states of Connecticut and Maine. Expanding to a second state will provide growth opportunities and additional economic and weather diversity. If all goes as planned, we’ll complete the purchase in early 2012.

Tropical Storm Irene barreled into our service area and caused widespread power outages and property damage. I’m proud of our employees who through their dedication and commitment were able to maintain uninterrupted service to more than 99% of our customers, and no customer went more than two days without water service! Our employees were also able to set-up free water filling stations for private well owners, who in some cases went more than a week without power and water. The service ethic of our people shined through, and we continue to receive a positive reaction from customers, communities and the media.

For additional information on any of these matters, please visit the Company’s Web site at www.ctwater.com. The ‘News’ section provides access to our news releases. If you would like an e-mail alert when the Company posts a news release to its Web site, you can join our e-mail list by going to the ‘Investors’ section. You can also follow us on Facebook and Twitter using the links on our home page.

On behalf of the nearly 200 professionals who work hard to keep your company successful, I thank you for your continued support.

Very truly yours,

/s/ Eric W. Thornburg
Eric W. Thornburg
Chairman, President and CEO

Connecticut Water Service, Inc. & Subsidiaries

Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands except per share amounts)	2011	2010	2011	2010

Operating Revenues	$17,359	$15,901	$33,348	$29,702
Other Water Activities Revenues	366	304	700	635
Real Estate Revenues	--	--	--	--
Service and Rentals Revenues	1,096	1,267	2,263	2,347
Total Revenues	$18,821	$17,472	$36,311	$32,684
Operating Expenses	$12,989	$12,360	$25,618	$24,058
Other Utility Income, Net of Taxes	$210	$173	$388	$353
Total Utility Operating Income	$4,580	$3,714	$8,118	$5,997
Gain on Property Transactions, Net of Taxes	$--	$--	$--	$--
Non-Water Sales Earnings (Services and Rentals), Net of Taxes	$219	$200	$412	$436
Net Income	$3,470	$2,312	$5,738	$3,382
Net Income Applicable to Common Shareholders	$3,460	$2,302	$5,719	$3,363
Basic Earnings Per Average Common Share	$0.41	$0.28	$0.67	$0.40
Diluted Earnings Per Average Common Share	$0.40	$0.27	$0.66	$0.39
Basic Weighted Average Common Shares Outstanding	8,601	8,522	8,590	8,512
Diluted Weighted Average Common Shares Outstanding	8,710	8,624	8,702	8,612
Book Value Per Share	$13.27	$12.62	$13.27	$12.62

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)	June 30, 2011	June 30, 2010

ASSETS
Net Utility Plant	$349,361	$333,422
Current Assets	20,428	19,755
Other Assets	60,943	67,687

Total Assets	$430,732	$420,864

CAPITALIZATION AND LIABILITIES
Shareholders’ Equity	$115,786	$109,031
Preferred Stock	772	772
Long-Term Debt	111,385	111,740
Current Liabilities	34,739	35,787
Other Liabilities and Deferred Credits	168,050	163,534
Total Capitalization and Liabilities	$430,732	$420,864

	Equity Type	Record Date	Payable Date	Rate

Dividends Declared	Common (NASDAQ GS:CTWS)	September 1, 2011	September 15, 2011	$0.2375
	Preferred A (not publicly traded)	October 3, 2011	October 17, 2011	$0.20
	Preferred 90 (NASDAQ:CTWSP)	October 18, 2011	November 1, 2011	$0.225

	Declaration date	Record Date	Payable Date
Proposed Next Common Stock Dividend Date	November 17, 2011	December 1, 2011	December 15, 2011

Connecticut Water Service, Inc. 93 West Main Street Clinton, Connecticut 06413-1600 FAX (860) 669-5579 Shareholder Info: 1-800-428-3985, Ext.3015 Website: www.ctwater.com
Stock Transfer, Dividend Disbursing Agent and
Agent to Administer Dividend Reinvestment Plan
Registrar and Transfer Company
10 Commerce Drive, Cranford, NJ 07016
1-800-368-5948
On-line information:  http://www.rtco.com